Exhibit 10.5

STRATEGIC DIGITAL ASSETS SERVICES AGREEMENT

This STRATEGIC DIGITAL ASSETS SERVICES AGREEMENT (this “Agreement”), by and between Applied DNA Sciences, Inc., a Delaware corporation with its principal place of business at 50 Health Sciences Drive, Stony Brook, NY 11790 (“Client”), and Cypress LLC, a Puerto Rico limited liability company with its principal place of business at 2067 Calle Espana #4 San Juan, PR 00911 (“Services Provider”), is entered into as of September 29, 2025 (the “Effective Date”). Client and Services Provider are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Client wishes to appoint Services Provider to manage certain cryptocurrency assets of Client; and

WHEREAS, Services Provider wishes to be appointed by Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1.	Appointment of Services Provider; Authority. Client hereby appoints Services Provider to provide discretionary asset management services in compliance with the BNB Strategy (as hereinafter defined) and, only with Client’s prior written approval, with respect to any other cryptocurrency or digital asset strategies, in each case solely with respect to the Account Assets (as defined below) in the accounts or cryptocurrency “wallets” identified by Client from time to time after consultation with Services Provider (collectively, the “Account”). The Account shall be maintained with one or more custodian(s) or cryptocurrency wallet providers acceptable to the Parties; provided that only cryptocurrency wallets controlled by Client, to which Services Provider has restricted and trade-only access, shall be permitted (collectively, the “Custodian”). Services Provider hereby accepts its appointment and agrees to provide such services upon the terms and conditions set forth herein and in accordance with all applicable law. Client agrees that Services Provider may provide the services under this Agreement via affiliates of Services Provider (“Services Provider Affiliates”), so long as such affiliations are disclosed. Client and Services Provider understand and agree that changes to Schedule A may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties.

2.	Account Assets. The “Account Assets” shall consist of (a) proceeds of the offering of Client’s securities in accordance with that certain Securities Purchase Agreement, dated September 29, 2025, between Client and each purchaser identified on the signature pages thereto (the “Initial Capital Raise”) and (b) any additional assets of Client designated as “Account Assets” by Client in writing in accordance with this Section 2, in each case which Client agrees it has placed or will place into the Account, as well as all investments or reinvestments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with this Agreement. The Client shall notify Services Provider of its intention to contribute additional assets to be designated and maintained as Account Assets held in the Account at least three (3) “Business Days,” meaning any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law to close in advance of such contribution. Subject to Section 13(d) of this Agreement, Client may withdraw Account Assets at any time and from time to time, in any amount, upon no less than thirty (30) days prior written notice. Liquidation of Account Assets may be required for any withdrawal by the Client during the term of this Agreement and notice shall be given as soon as possible and, in any event, at least five (5) Business Days in advance. Upon any such withdrawal of Account Assets by Client, Services Provider shall promptly take such action as may be necessary to facilitate such withdrawal. Client acknowledges that the Account Assets may constitute only a part of the assets of Client, and that Services Provider may act without regard to or consideration of any other assets that may from time to time be held by Client and shall have no responsibility, duty or liability with respect to any assets not Account Assets.

“BNB Strategy” means the strategy of managing digital assets, primarily in BNB, the native token of the BNB blockchain (“BNB”), including staking, restaking and liquid staking of BNB. The Parties agree that the “Account Assets” shall not include any assets reasonably known to Services Provider to be Investment Securities or Commodity Interests. In furtherance of the foregoing, Services Provider shall not, and shall not permit Services Provider Affiliates, nor their respective control persons or personnel to, engage in any Conflict of Interest Transaction with respect to the Account Assets, it being understood that a “Conflict of Interest Transaction” means a transaction where Services Provider or any Services Provider Affiliate will profit from a decline in the price of the relevant digital asset, including a short sale, put option, swap or other transaction which would have substantially the same economic effect (however described), but excluding for these purposes all risk-mitigating hedging activities, liquidity commitments and bona fide market making activities contemplated under this Agreement. “Investment Securities” means assets that are “investment securities” as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) or assets that would require the registration of either the Account, Client or Services Provider or any of their respective affiliates as an investment company under the Investment Company Act or the registration of Services Provider or any Services Provider Affiliates as an investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”). “Commodity Interests” means assets that are “commodity interests” as that term is defined in the Commodity Exchange Act, as amended (the “CEA”) or assets that would result in the Account or Client or any of its affiliates to become a “commodity pool” as that term is defined in the CEA or require Services Provider or any Services Provider Affiliates to register as a commodity pool operator (“CPO”) or commodity trading advisor pursuant to the CEA or to become a member of the National Futures Association (“NFA”).

The Parties agree that (i) Client is not engaging Services Provider to provide investment advice about Investment Securities or Commodity Interests pursuant to this Agreement, and (ii) for so long as the Account Assets do not include Investment Securities or Commodity Interests and Services Provider’s services hereunder are confined to assets that are not Investment Securities or Commodity Interests, Client is not an “advisory client” for purposes of the Advisers Act or a “client” for purposes of the CEA. Client acknowledges and agrees that, to the fullest extent permitted by applicable law, Client shall not be afforded the protections of advisory clients under the Advisers Act or clients under the CEA. In furtherance of the foregoing, Services Provider agrees that it shall at all times conduct its advisory services in a manner that ensures that the Account Assets comply with the Investment Guidelines set forth in Schedule B (the “Investment Guidelines”).

3.	Authority of Services Provider.

a.	Generally. Subject to the Investment Guidelines and the restrictions regarding Investment Securities and Commodity Interests included herein, Services Provider (and, where applicable, any Services Provider Affiliate) shall have sole discretionary responsibility and authority regarding the asset management of the Account Assets and, as herein provided, shall from time to time direct the investment and reinvestment of such assets in the Account. Client may, from time to time, consult with Services Provider on the investment and reinvestment of Account Assets, which Services Provider shall consider in good faith. Subject to the Investment Guidelines set forth in Schedule B, Services Provider (and, where applicable, any Services Provider Affiliate) shall have full power and authority to:

i.	enter into all transactions and other undertakings that, subject to the Investment Guidelines set forth in Schedule B, Services Provider may deem necessary or advisable to carry out its investment decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, restake, engage in liquid staking, delegate to validators, participate in liquidity pools or other yield-generating arrangements, redeem, and otherwise trade or employ digital assets in connection with yield-enhancement strategies, in each case to the extent permitted by applicable law and consistent with the terms of this Agreement;

ii.	make investment decisions in respect of the Account Assets and the Account in accordance with the Investment Guidelines set forth in Schedule B;

iii.	purchase, acquire, hold, invest, reinvest, sell, stake, restake, engage in liquid staking, delegate to validators, participate in liquidity pools or other yield-generating arrangements, redeem, dispose of, or otherwise trade or employ any assets which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing, in each case to the extent permitted by applicable law and consistent with the Investment Guidelines;

iv.	with the consent of Client, which shall not be unreasonably withheld, select brokers, dealers, cryptocurrency wallet providers, staking, restaking and liquid staking services providers and other intermediaries, exchanges and counterparties (which may include Services Provider Affiliates), as may be necessary to execute transactions as described above. In making such selections, Services Provider shall use its commercially reasonable judgment and shall consider factors such as price, transaction costs, reliability, financial responsibility, commitment of capital, and quality of the services. Services Provider shall disclose to the Client any material conflicts of interest, including those arising from affiliate relationships or credit arrangements, and shall obtain Client’s prior written consent, which shall not be unreasonably withheld, before engaging any affiliate or any counterparty with respect to which Services Provider has, or expects to have, a payment or other financial obligation;

v.	instruct the Custodian to deliver an asset sold, exchanged or otherwise disposed of by the Account in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Account;

vi.	instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Account;

vii.	monitor the correct collection of income on the Account Assets by the Custodian;

viii.	take all such other actions which Services Provider shall deem requisite, appropriate or advisable to carry out its duties hereunder, provided that any actions authorized by this Agreement and executed by Services Provider pursuant to the authority herein granted shall not cause any Account Assets to be custodied by any Party other than the Custodian;

ix.	engage such independent agents, administrators, subadvisors, attorneys and accountants as Services Provider may deem necessary or advisable for the Account Assets and to instruct the Custodian as necessary to pay on behalf of Client all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by Client in Account transactions); provided Services Provider receives prior written approval from Client (which shall not be unreasonably withheld) prior to Services Provider incurring expenses not in the ordinary course of business in excess of $25,000 in the aggregate with respect to any particular transaction or series of related transactions, except where such approval has already been provided herein or in accordance with Section 5; and

x.	take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement (except that Services Provider is not authorized to withdraw any money or other property from the Account either in the name of Client or otherwise and shall under no circumstances act as custodian of the Account or take or have title to, or authority to take possession of any of the Account Assets, except as expressly described herein).

The foregoing authority shall remain in full force and effect until expressly revoked by Client in writing to Services Provider or the termination of this Agreement as provided herein. Revocation shall not affect transactions entered into prior to such revocation.

b.	Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, Client hereby irrevocably designates and appoints Services Provider as its agent and attorney-in-fact, with full power and authority without further approval of Client, in Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable in the reasonable discretion of Services Provider to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary or advisable to carry out its duties hereunder (subject at all times, however, to each and all of the limitations and stipulations set forth herein and in the Investment Guidelines set forth in Schedule B). Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by Client’s insolvency or dissolution. However, notwithstanding anything to the contrary contained herein, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 13 of this Agreement.

c.	Compliance with Investment Guidelines. Client understands and agrees that Services Provider does not guarantee or represent that any investment objectives will be achieved. In the event of any breach of the Investment Guidelines set forth in Schedule B, Services Provider shall seek to return the Account to compliance with the Investment Guidelines set forth in Schedule B as soon as reasonably practicable. Client and Services Provider understand and agree that (i) changes to Schedule B may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties and (ii) Services Provider shall obtain the approval of Client from time to time prior to effecting any transactions that deviate from the Investment Guidelines.

d.	Duties of Services Provider. Services Provider shall perform its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and aims. In carrying out such duties, Services Provider shall at all times (i) act in good faith, (ii) act in the best interests of Client and the Account, and (iii) avoid any actual or reasonably foreseeable conflicts of interest. Without limiting the foregoing, Services Provider shall not, and shall not permit Services Provider Affiliates or their respective, control persons, officers, employees or personnel to, engage in any Conflict of Interest Transaction with respect to the Account Assets.

e.	Compliance with Law. Services Provider shall ensure that, as applicable, all transactions executed for Client are in compliance with (i) the federal securities laws, including, but not limited to the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) the CEA, (iii) the rules of the Securities and Exchange Commission (“SEC”) and the Commodity Futures Trading Commission (“CFTC”), (iv) the constitution, laws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the NFA, (v) the securities and commodity exchanges, markets or facilities on which such transactions are executed, their clearinghouses, and (vi) any other applicable laws or regulations.

4.	Custody of Assets.

a.	Assets held by Custodian. All Account Assets shall be held in cryptocurrency wallets established and controlled by Client, to which Services Provider has restricted access. Title to the Account and all Account Assets shall be held in the name of Client, provided that for convenience in buying, selling and exchanging assets, with the consent of Client, which shall not be unreasonably withheld, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Custodian. Neither Services Provider nor any of its affiliates shall take physical custody or possession of or handle any cash, cryptocurrencies, mortgages or deeds of trust, or other indicia of ownership of any of the Account Assets. For the avoidance of doubt, nothing in this Agreement shall be deemed to grant Services Provider custody within the meaning of Rule 206(4)-2 under the Advisers Act or equivalent rules under applicable law. Notwithstanding any transactions authorized by this Agreement and executed by Services Provider pursuant to authority granted herein, all Account Assets shall be custodied by the Custodian. Instructions by Services Provider to the Custodian with respect to the Account Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented means agreeable to both Parties.

b.	Expenses of the Custodian; No Liability. Client shall be responsible for, and shall pay, all charges, fees and expenses of the Custodian and any sub-custodian(s) that Client has agreed to. The fees charged to Client by the Custodian are exclusive of, and in addition to, the fees and other charges, discussed herein. Notwithstanding anything to the contrary herein, Services Provider shall (i) have no liability with respect to the choice of Custodian or the loss of private keys or access to the Account (except to the extent arising from Services Provider’s gross negligence, willful misconduct, or fraud) or from any recommendation made or such loss of access relating to Services Provider’s own conduct or credentials (which recommendation or loss of access is not otherwise exculpated or indemnified in accordance with Section 11) and (ii) not be responsible for acts or omissions of the Custodian or any sub-custodian, provided that Services Provider’s selection and ongoing oversight of the Custodian shall be performed with commercially reasonable care.

c.	Maintenance of Assets. The Account Assets shall (i) be segregated from, and not commingled with, the assets of other clients held by Services Provider, Services Provider Affiliates, or the Custodian, (ii) not be treated as general assets of Services Provider or the Custodian and, except as provided herein, Services Provider shall have no right, title or interest in such Account Assets, and (iii) constitute custodial assets and Client’s property and are held in trust for Client absolutely. Services Provider and the Custodian shall not sell, transfer, assign, lend, hypothecate, rehypothecate, pledge or otherwise use or encumber Account Assets, except as expressly permitted by this Agreement.

5.	Proper Instructions.

a.	All instructions communicated hereunder to Services Provider from Client shall be made in writing (including by email), signed (including by way of electronic signature), and transmitted to Services Provider by persons properly authorized by Client, including without limitation Client’s Chief Executive Officer, Chief Financial Officer and Chief Investment Officer, all subject to Client’s implemented internal controls that apply to all such officers. Any such communication from an Authorized Person appropriately indicating that it reflects action or instruction by Client may be so accepted by Services Provider and Services Provider shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of Client. Services Provider shall act in a commercially reasonable and proper manner when taking instructions that Client may provide pursuant to the terms and conditions of this Agreement, which may include seeking clarification for instructions that in the reasonable determination of Services Provider are illegible, unclear, ambiguous, or indicate a clear error.

b.	Client shall provide Services Provider with a list of authorized persons and their specimen signatures from whom Services Provider may accept signed written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and Services Provider shall be fully protected in relying on such list until notified in writing by Client to the contrary. As of the date of this Agreement, Client’s list of authorized persons (each, an “Authorized Person”) and their specimen signatures are as set forth in Schedule D attached hereto. Proper Instructions may be sent (i) via email with Adobe’s Portable Document Format signed by either Party (“PDF”) attached, (ii) via email without any PDF attached, but with verbal or email confirmation of receipt, or (iii) via Services Provider ’s electronic portal.

6.	Fees; Account Expenses.

a.	As compensation for Services Provider’s services rendered hereunder, Client shall pay the fees described in Schedule C attached hereto and as may be amended from time to time by written agreement of Services Provider and Client (the “Fee Schedule”). The Fee Schedule shall be deemed to have been adopted and made a part of this Agreement as if fully rewritten herein. Services Provider will render invoices monthly or annually, as the case may be, and all fees shall be payable from the Account not later than fifteen (15) calendar days following Client’s receipt of such invoice. Client hereby acknowledges that it is Client’s responsibility to verify the accuracy of the calculation of Services Provider’s fees.

b.	Services Provider will be responsible for all of its overhead costs. Client shall pay or reimburse Services Provider for all reasonable and documented expenses related to the operation of the Account. Services Provider shall not mark up any third-party expenses. The amount of such expenses may vary from time to time and shall include, without limitation: (i) custodial fees; (ii) bank service fees; (iii) brokerage commissions and all other brokerage transaction costs; (iv) clearing and settlement fees; (v) interest and withholding or transfer taxes incurred in connection with trading for the Account; and (vi) any other reasonable and documented fees and expenses related to the trading and investment activity of the Account.

c.	In addition, Client may incur an expense which forms part of a larger aggregate expense relating to a number of other managed accounts or pooled investment vehicles for which Services Provider or its affiliates provide services. If any such expenses are incurred for the account of any persons in addition to Client, Services Provider will allocate the total expense among Client and such other persons generally pro rata based upon the respective net asset values of the Account and such other persons, unless Services Provider determines that a different allocation method is more fair and appropriate under the circumstances, in which case Services Provider shall seek Client’s consent, which shall not be unreasonably withheld, prior to allocating such expense under such different allocation method, with such different allocation method appropriately redacted to retain confidentiality of persons and accounts other than Client.

7.	Representations of Services Provider. Services Provider represents, warrants and covenants to Client as follows:

a.	Services Provider has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

b.	Services Provider, any Services Provider Affiliates, and its and their officers, employees and agents have and will maintain all applicable governmental, regulatory, and self-regulatory licenses, memberships and approvals (or exemptions therefrom), and have effected all applicable filings, memberships and registrations with governmental, regulatory and self-regulatory agencies, required in connection with the operation of its and their business and the execution, delivery or performance of this Agreement by Services Provider;

c.	this Agreement constitutes a binding obligation of Services Provider, enforceable against Services Provider in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

d.	Services Provider has the full power, authority and capacity to enter into and be bound by this Agreement, and the execution, delivery and performance of this Agreement do not conflict with any obligation by which Services Provider is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on Services Provider, the Account or Client or that would materially impede Services Provider’s ability to perform its obligations hereunder;

e.	Services Provider shall, and procure that the Custodian shall, implement and maintain a reasonable information security program appropriate to the size and scope of its operations that includes policies and procedures that are reasonably designed to safeguard its electronic systems, the Account Assets and Client’s Confidential Information from, among other things, unauthorized access and misuse. Services Provider shall, and shall procure that the Custodian shall, on a quarterly basis, provide to the Audit Committee of Client’s Board of Directors a description of Services Provider’s and the Custodian’s respective role and expertise in and processes for assessing, identifying, and managing material risks from cybersecurity threats, as well as the material effects or reasonably likely material effects of risks from cybersecurity threats and previous cybersecurity incidents. Upon reasonable request of Client, Services Provider shall, or procure that the Custodian shall, provide Client with a copy of the Custodian’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). In the event of a Data Security Incident (as defined below), Services Provider shall promptly notify (or cause the Custodian to notify) as required by New York law, Client and such notice shall include the following information: (a) the timing and nature of the Data Security Incident; (b) the information related to Client that was compromised; (c) when the Data Security Incident was discovered; and (d) any remedial actions that have been taken and that are planned to be taken. “Data Security Incident” means an incident whereby (i) an unauthorized person acquired or accessed Account Assets or Client’s Confidential Information, or (ii) Account Assets or Client’s Confidential Information is otherwise lost, stolen, or compromised, in each case while in the possession or control of Services Provider or Custodian;

f.	Services Provider will use reasonable efforts consistent with industry practice to select any broker dealer to which Services Provider or Client directs transactions for the Account, or any other third-party services provider to act on behalf of Client, and (ii) unless Client is a direct Party to any agreement or arrangement, appoint Client as a third-party beneficiary to other any agreement or arrangement with any such Custodian, broker dealer or third-party services provider;

g.	Services Provider is not providing and will not provide any fiduciary, advisory, exchange, or other similar services with respect to Client, subject to its provision of services to Client under this Agreement;

h.	Services Provider shall not facilitate the purchase by Client of any Account Assets that are (a) derived from or related to any illegal activities, including but not limited to money laundering activities, or (b) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control;

i.	neither Services Provider, nor any person controlling, controlled by, or under common control with it, nor any person having a beneficial interest in Services Provider is a Prohibited Investor,[1] and Account Assets purchased by Client in any transaction facilitated by Services Provider will not be purchased, directly or indirectly, from any Prohibited Investor. Neither Services Provider nor any director, officer, partner, member, affiliate, nor, if Services Provider is an unlisted company, any shareholder or beneficial owner of Services Provider, is a Senior Foreign Political Figure,[2] any member of a Senior Foreign Political Figure’s Immediate Family[3] or any Close Associate[4] of a Senior Foreign Political Figure unless Services Provider has notified Client of such fact. Each of the foregoing representations in this subparagraph (i), except the representation with respect to Services Provider itself, is made on the basis of Services Provider’s knowledge and such representations are so qualified. Services Provider is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.[5] No Account Assets purchased by Client shall originate from, nor will they routed through, an account maintained at a Foreign Shell Bank,[6] an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If Services Provider or any person controlling, controlled by, or under common control with Services Provider is organized under the laws of a country other than the United States to engage in the business of banking, Services Provider or such person, as the case may be, either: (i) has a Physical Presence[7] in a country in which Services Provider (or such person) is authorized to conduct banking activities, at which address Services Provider (or such person): (a) employs one or more persons on a full-time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution;

 1 “Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

2 “Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political Party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

3 “Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 “Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

5 Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special-measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact-sheets/advisories.

6 “Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

7 “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

j.	Services Provider understands, acknowledges, represents and agrees that (i) it is Client’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Client Requirements”) and to interpret them broadly in favor of disclosure, (ii) Client could be requested or required to obtain certain assurances from Services Provider, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) Services Provider will provide additional information or take such other actions as may be necessary or advisable for Client to comply with any Client Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) Client and its agents may disclose to relevant third parties information pertaining to Services Provider in respect of Client Requirements or information requests related thereto;

k.	Services Provider represents that it has in place, and has uniformly applied, anti-money laundering policies and procedures reasonably designed to comply with Client Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in Services Provider and their respective sources of funds;

l.	there is not pending or threatened any action, suit or proceeding before or by any court or other governmental body to which Services Provider or any Services Provider Affiliate is a Party, or to which any of the assets of Services Provider or any Services Provider Affiliate is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or business of Services Provider or any Services Provider Affiliate. None of Services Provider, any Services Provider Affiliate or any of its or their principals or employees has received any notice of an investigation regarding non-compliance with applicable laws or regulations, pending regulatory action, complaints received from clients or investors regarding non-compliance with applicable laws or regulation, or any material issues noted as a result of a regulatory exam, which material issues might reasonably be expected to materially impair Services Provider’s ability to discharge its obligations under this Agreement;

m.	Services Provider has, and will at all times maintain and enforce, policies and procedures designed to ensure compliance with all applicable laws, rules, and regulations governing Services Provider’s activities contemplated by this Agreement, including, but not limited to, any duties imposed by law or regulation with respect to fiduciary responsibility and professional conduct as it relates to the obligations of Services Provider hereunder;

n.	the personnel of Services Provider who will be responsible for carrying out the terms of this Agreement are individuals with requisite experience necessary to provide the services hereunder;

o.	Except for one or more affiliates of Services Provider, Services Provider does not use a sub-advisor for the services contemplated under this Agreement and will not hire any sub-advisor or otherwise delegate any of its rights or obligations hereunder to any other person without Client’s prior written consent, and it will provide the services contemplated under this Agreement only through its directors, officers, employees and affiliates and not through the use of agents;

p.	Services Provider shall comply with the Investment Guidelines attached hereto as Schedule B;

q.	Services Provider shall ensure that such operations and risk management personnel are involved with the monitoring and oversight of the Account as Services Provider deems warranted under the circumstances in order to fulfill its obligations hereunder;

r.	Services Provider shall devote, during the term of this Agreement, such time as is necessary and appropriate, in Services Provider’s sole determination, to provide the services contemplated in this Agreement;

s.	Services Provider has provided Client with the most recent copy of its valuation and pricing policies in effect that will be used to value the assets in the Account; provided, however, that the valuation and pricing policies applicable to the Account shall be agreed upon by the Client in consultation with its independent third-party auditor and the valuation of the Account determined in accordance with GAAP and customary valuation policies for digital assets as provided by the third party administrator to be jointly approved by Services Provider and Client;

t.	neither Services Provider nor any Services Provider Affiliate is required to register with the SEC as an investment adviser, and is not subject to any other investment adviser registration or broker-dealer registration; and

u.	neither Services Provider nor any Services Provider Affiliate is required to register in any capacity under the CEA and the CFTC’s rules and that it is exempt from registration under the CEA and/or CFTC rules.

The foregoing representations, warranties and covenants shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, Services Provider shall promptly notify Client of such event; it being understood that the delivery of such notice shall in no way relieve Services Provider of any responsibility, liability or obligation it might have with respect to the failure of any of the foregoing representations or warranties to be true and correct at any time while this Agreement is in effect.

8.	Representations of Client. Client represents and warrants to Services Provider as follows:

a.	Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

b.	Client has the authority to appoint Services Provider to manage the assets held in the Account and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

c.	this Agreement constitutes a binding obligation of Client, enforceable against Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

d.	the execution, delivery and performance of this Agreement do not conflict with any obligation by which Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on Services Provider or Client or that would materially impede Client’s ability to perform its obligations hereunder;

e.	Client understands the risks associated with the investments contemplated hereby, and the risk that the Account could suffer substantial diminution in value, including complete loss;

f.	Client has reviewed all other materials and agreements provided by Services Provider relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

g.	Client agrees, understands, and acknowledges that Services Provider is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Client subject to this Agreement;

h.	Client acknowledges and agrees that Services Provider shall not provide advice with respect to, or manage, Investment Securities or Commodity Interests, and the Parties intend that this Agreement fall outside the scope of the Advisers Act or any analogous state laws;

i.	Client is a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended;

j.	the Account Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; an entity that holds “plan assets” as defined in Section 3(42) of ERISA, a person any of the assets of whom constitute assets of a “plan”; or in connection with any transaction under this Agreement, a person acting on behalf of a “plan”, or using the assets of a “plan”;

k.	Client does not know or have any reason to suspect that the monies being used by it fund the Account are (a) derived from or related to any illegal activities, including but not limited to money laundering activities, or (b) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control; and

l.	Client acknowledges and understands that cryptocurrency in general, and the BNB Strategy in particular, is subject to an evolving regulatory landscape and significant uncertainty, and there may be adverse change to laws or regulations, including those governing securities, commodities, crypto-asset custody, exchange and transfer, data governance, data protection, cybersecurity, and tax (an “Adverse Change in Law”), which could have a materially adverse effect on the BNB Strategy and/or Services Provider’s ability to perform its obligations hereunder. If Services Provider believes an Adverse Change in Law has occurred, it shall promptly provide written notice to Client reasonably explaining the basis for such belief, and the parties shall negotiate in good faith to revise the BNB Strategy in a manner that is not materially affected by the Adverse Change in Law. In the event the BNB Strategy cannot be so revised to avoid a material adverse effect from the Adverse Change in Law, the parties shall negotiate in good faith to arrive at an alternative digital asset treasury strategy not materially adversely affected by the Adverse Change in Law, in which case the BNB Strategy defined herein shall be defined as such alternative digital asset strategy. For the avoidance of doubt, it shall not be a breach by Services Provider of any of the terms of this Agreement in the event of an Adverse Change in Law.

9.	Client Acknowledgements; Services Provider Agreements.

a.	Cooperation. Client acknowledges that the information provided by Client on any Account opening forms, including without limitation, information pertaining to Client’s legal or tax status, address or other contact information will be relied upon by Services Provider, and Client agrees that if any such information shall hereafter change or become inaccurate, Client shall notify Services Provider in writing of such change or inaccuracy as soon as reasonably practicable. Client shall cooperate with Services Provider in the performance of its services under this Agreement and, upon Services Provider’s reasonable request, shall provide Services Provider with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit Services Provider to perform its services under this Agreement.

b.	Conflicts of Interest; Non-Exclusive Management. Services Provider shall devote such part of its time as is reasonably needed for the services contemplated under this Agreement; provided, however, that nothing herein shall prevent Services Provider from rendering similar services to other persons, trusts, corporations or other entities. Subject to the restrictions set forth in this Agreement, including the prohibition on Conflict of Interest Transactions, nothing in this Agreement shall limit or restrict Services Provider or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts; provided, however, that Services Provider shall not, and shall not permit its officers, affiliates or employees, to (i) engage in front-running trading for its own account (or the account of an affiliate) based on any Confidential Information of Client or (ii) engage in any Conflict of Interest Transaction with respect to the Account Assets. Services Provider represents that it has in place policies and procedures reasonably designed to mitigate potential conflicts of interest. Client acknowledges that, subject to the foregoing restrictions, Services Provider and its officers, affiliates and employees, and Services Provider’s other clients may, as permitted by law, at any time have, acquire, increase, decrease, or dispose of positions in investments that are at the same time being acquired for or disposed of from the Account. As permitted by law, Services Provider shall have no obligation to acquire for the Account a position in any investment which Services Provider, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client. Client further acknowledges that Services Provider is not a securities investment manager or financial planner, and nothing contained herein or provided hereby shall be construed as securities, legal, tax or accounting advice by Services Provider.

c.	Order Aggregation and Allocation; Best Execution. Client acknowledges and agrees that Services Provider offers services to other clients, including some that may execute investment strategies substantially similar to those of the Account, and expects that purchases or sales of the same assets will be made on behalf of the Account and the other portfolios of Clients of Services Provider. Services Provider may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios Services Provider manages. Client acknowledges that, while Services Provider will seek to allocate the opportunity to purchase or sell such assets among the Account and such other portfolios in a manner it deems equitable over time, Services Provider shall not be required to assure equality of treatment among all of its clients. Upon Client’s reasonable request in each instance, the list of authorized counterparties may be reviewed up to quarterly and confirmed by Client. Also upon Client’s reasonable request, Services Provider must provide Client with detailed information on the direct and indirect costs (transaction fees, spreads, market impact, etc.) in connection with the execution of transactions for Client.

d.	Brokerage Practices. The investment and reinvestment of the assets in the Account in accordance with Services Provider’s authority set forth in Section 3 above may be carried out by Services Provider’s placement of orders with brokers or other dealers to cause the sale or purchase or other disposition of allowable assets in accordance with the Investment Guidelines set forth in Schedule B. Client acknowledges and agrees that Services Provider shall have discretion to select brokers or dealers to effect the purchase and sale of assets and to execute and deliver brokerage and customer agreements with any such broker or dealer in the name and on behalf of the Client, which brokers or dealers may be Services Provider Affiliates; provided, however, that Services Provider shall disclose in writing to Client the identity of any broker or dealer it proposes to engage at least five (5) Business Days prior to execution of any agreement, during which period Client may approve or reject such broker or dealer by written notice, and if no such rejection is provided within such five (5)-Business Day period, the proposed broker or dealer shall be deemed approved by Client. Services Provider shall designate the broker or brokers through which transactions for the Account are executed at such prices and commissions that, in Services Provider’s good faith judgment, will be in the best interest of the Account. Services Provider shall have authority to and may consider such factors as price, transaction costs, a broker’s or dealer’s ability to effect the transactions, access to securities, reliability and financial responsibility, commitment of capital, and the provision or payment by the broker of the costs of research and research related services which are of benefit to Services Provider or its clients, as well as other factors that Services Provider deems appropriate to consider under the circumstances. Accordingly, when Services Provider places orders for the purchase or sale of an asset for the Account, in selecting brokers or dealers to execute such orders, the Client expressly authorizes Services Provider to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Account directly or indirectly. Without limiting the generality of the foregoing, Services Provider is authorized to cause the Account to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Account or who otherwise provide brokerage and research services utilized by Services Provider; provided that Services Provider determines in good faith the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or Services Provider’s overall responsibilities with respect to accounts as to which Services Provider exercises investment discretion.

e.	Controversies with Brokers. In the event of a controversy with any broker or other dealer with regard to any transaction, Services Provider shall advise Client of such controversy and the circumstances thereof and thereafter Services Provider shall act in accordance with any written instructions of Client to the extent consistent with this Agreement. Client shall, as shall be agreed upon by them, determine whether any proceedings or other actions shall be instituted with respect to such controversy; provided, however, that nothing herein shall be deemed to prohibit Services Provider from taking any action which it shall, under the circumstances then prevailing, reasonably determine to be necessary or desirable to protect the interests of the Account or otherwise to carry out its investment duties and responsibilities.

f.	Legal Proceedings. Unless otherwise agreed in writing by Services Provider, Services Provider shall have no obligations or authority to take any action on behalf of Client in any legal proceedings, including bankruptcies or class actions, involving any assets held, or formerly held, in the Account or issuers of such assets. Notwithstanding the foregoing, (i) at Client’s request, Services Provider will assist Client with legal proceedings brought by Client and with administrative matters in respect of any settlement or judgment, and (ii) the foregoing sentence shall not apply for any actions involving Services Provider’s conduct or the performance of its duties under this Agreement.

g.	Agency Cross Transactions. Client hereby authorizes Services Provider to enter into transactions effected by a Services Provider Affiliate acting as broker for both the Account and for the Party on the other side of the transaction, in accordance with applicable law and subject to compliance with Services Provider’s applicable conflicts policies and procedures, as consistently applied; provided, that Services Provider believes such transaction to be in the best interest of Client and the Account, and the terms of such transaction are no less favorable to Client and the Account than those that could be obtained from unaffiliated third parties in arm’s-length transactions. Client understands and agrees that Services Provider or such Services Provider Affiliate may receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both Parties to such transactions. This consent may be removed at any time by written notice from Client to Services Provider.

h.	Procedure for Account Withdrawals. Client hereby agrees to notify Services Provider at least five (5) Business Days prior to any withdrawals from the Account. Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances, money market instruments, or USD pegged stablecoins (e.g., USDC or USDT); funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions Services Provider has previously taken, or (b) Client’s liabilities or obligations for transactions started before withdrawal. Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such five (5)-Business Day notice period shall be permitted by Client in good faith to account for bona fide technical or business requirements. Client’s ability to withdraw assets from the Account is subject to any liquidity restrictions or withdrawal and unstaking times applicable to a particular investment and compliance with any internal corporate procedures and policies applicable to it.

i.	Transactions with Affiliates. Client acknowledges and agrees that Services Provider may cause the Account to enter into transactions and other arrangements with Services Provider, Services Provider Affiliates or other investment funds or managed accounts managed by Services Provider or Services Provider Affiliates, including transactions including staking, restaking and liquid staking in BNB, and participation in other Binance ecosystem yield opportunities.

10.	Client Records and Reports.

a.	Services Provider shall maintain all books and records pertaining to the management and oversight of the Account Assets, including the deposit, disbursement, investment, reinvestment, staking and restaking of Account Assets, throughout the term of this Agreement and for a period of not less than three (3) years after the end of the year in which this Agreement terminates and as required by applicable law. Such books and records shall be made available for inspection and copying at any time by Client reasonably requested and upon Client’s expense, upon no less than three (3) Business Days’ prior written notice.

b.	Services Provider shall provide to Client, or shall arrange for the Custodian to provide to Client, a real-time dashboard interface including, but not limited to, real-time net asset value, weekly exposure, monthly risk and exposure. Services Provider shall add additional features and data points to such real-time dashboard interface on an ongoing basis consistent with best market practices provided by other Services Providers and asset managers from time-to-time, within a time frame to be mutually agreed between Services Provider and Client. Services Provider shall also set up application programming interface (API) for direct connection with one or more Client-selected administrator(s) to the extent offered by such administrator(s).

11.	Liability.

a.	Except in the case of fraud, gross negligence, bad faith, willful misconduct or material breach of this Agreement (each, a “Disqualifying Action”), neither Party, nor its affiliates or their respective officers, directors, employees and agents (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever (“Losses”), including reasonable and documented attorneys’ fees and court costs suffered by the other Party as the result of any act or omission by such Party in connection with, arising out of or relating to the performance of its obligations hereunder. Client further agrees that no Covered Person of Services Provider shall be liable for any Losses caused, directly or indirectly, by any act or omission of Client or any act or omission by the Custodian, any broker dealer to which Services Provider or Client directs transactions for the Account, any third-party services provider, in each case, selected by Services Provider with reasonable care, or by any other non-Party (other than Services Provider Affiliates), unless such acts, omissions or other conduct are at the direction of Services Provider and Services Provider’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, broker, broker dealer, exchange, staking validator, or other online platform or service (however described) (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

b.	Services Provider and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Except for Losses arising out of willful misconduct or fraud, under no circumstances shall Services Provider or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

c.	Client agrees to indemnify and hold harmless each of Services Provider Covered Persons, against any Losses, suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) any third-party claim allegation, action, demand, proceeding or suit against any of Services Provider Covered Persons that arises out of a Disqualifying Action by Client, except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Services Provider Covered Person.

d.	Services Provider agrees to indemnify and hold harmless each of Client Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) any third-party Action against any of Client Covered Persons that arises out of a Disqualifying Action by Services Provider, except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Client Covered Person.

e.	The indemnified Party will promptly notify the indemnifying Party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying Party. Any delay in such notice will not relieve the indemnifying Party from its obligations to the extent it is not prejudiced thereby. The indemnified Party will cooperate with the indemnifying Party at the indemnifying Party’s expense. The indemnifying Party may not settle any indemnified claim in a manner that adversely affects the indemnified Party without its consent (which shall not be unreasonably withheld or delayed). The indemnified Party may participate in its defense with counsel of its own choice at its own expense.

f.	The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

g.	The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

h.	To the fullest extent permitted by law, Client shall, upon the request of any Services Provider Covered Person, advance or promptly reimburse such Services Provider Covered Person’s out of pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Services Provider Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Services Provider Covered Person shall, as a condition of such Services Provider Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Services Provider Covered Person is not then entitled to indemnification under this Section 11. If any Services Provider Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third party source, then such Services Provider Covered Person shall, to the extent that such recovery is duplicative, reimburse Client for any amounts previously paid to it by Client in respect of such Claims.

12.	Confidentiality.

a.	Each Party shall regard as confidential all information concerning the affairs of the other Party, but shall be permitted to disclose the other Party’s Confidential Information (a) to the Covered Persons of such Party and their respective Services Providers, in each case, that have a bona fide need to know such confidential information for purposes of such Party’s performance obligations under this Agreement; if each such person has been informed of the provisions of this Section 12 and is bound by a duty of confidentiality or agrees, in writing, to be subject to a confidentiality obligation similar to the confidentiality obligations set forth in this Section 12; (b) third parties regarding the fact that Services Provider is performing investment management activities on Client’s behalf, which specifically includes Services Provider’s inclusion of references to Client in written marketing materials distributed by Services Provider to prospective investment management clients, (c) third parties regarding information regarding Account assets under management and performance (without reference to Client’s name) in connection with the establishment of a track record of Services Provider, (d) as otherwise required or requested by any regulatory authority, law or regulation, or by legal process; or (e) as necessary to reduce or eliminate taxes, including withholding taxes on the Account or Client. Each Party acknowledges that it may receive or have access to confidential proprietary information of the other Party which is proprietary in nature and non-public, including, without limitation, information regarding the other Party’s financial position (including the value of the Account, which shall be considered “Material Non-Public Information” (“MNPI”) for purposes of this Agreement), investment methodologies, systems and forms, trade secrets and the like (collectively, “Confidential Information”). The Parties agree not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information for its own purposes or its own account, except in connection with its investment in or management of the Account and except as otherwise required by any regulatory authority or self-regulatory authority, law or regulation, or by legal process (solely to the extent so required or requested); provided, however, that each Party shall provide the other Party with prior notice of any such disclosure and the circumstances surrounding such request so that the other Party may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing Party, such requesting Party, in the written opinion of legal counsel satisfactory to the other Party, is nonetheless legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the disclosing Party may, without liability hereunder, disclose only that portion of the Confidential information which such counsel advises the receiving Party is legally required to be disclosed, provided that the receiving Party exercise its best efforts to preserve the confidentiality of the Confidential information, including, without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential information. For the avoidance of doubt, nothing herein shall prohibit either Party from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency, including, but not limited to, the Department of Justice, the SEC, the CFTC, U.S. Congress, and any agency inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, and nothing herein or any such other documents shall require the disclosing Party to notify the other Party that it has made such reports or disclosures. Each Party hereto shall be responsible and liable for the breach of the provisions of this Section 12 by any third-party to which it discloses any Confidential Information.

b.	Notwithstanding anything to the contrary contained in this Agreement, each Party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Account, (ii) any of the Account’s transactions and (iii) all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or the identifying information of the Account.

c.	Neither Party shall use the other Party’s name, trademarks, or any identifying details, including in press releases, public statements, marketing materials, or similar communications, without obtaining such other Party’s prior written consent in each instance; provided, that Client may disclose such information without such prior written consent in its periodic reports required by the Exchange Act if required to be disclosed pursuant to applicable federal and state securities laws, including Item 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (or any successor provision).

d.	Upon termination of this Agreement, each Party shall promptly return to the other Party all of such Party’s Confidential Information, including all copies and reproductions thereof, in its possession and control or in the possession or control of any of its employees or agents, except as may be required by law, rule or regulation or as is necessary for adequate record maintenance.

e.	Services Provider shall not trade in the securities of Client or any affiliate of Client while in possession of MNPI. In addition, Services Provider shall not, and shall not permit any Services Provider Affiliates or their respective control persons, officers, employees, or personnel to, trade while in possession of MNPI or to use MNPI to trade against the interests of Client or the Account Assets, or to engage in any Conflict of Interest Transaction to the detriment of Client or the Account Assets.

13.	Term and Survival; Exclusivity.

a.	This Agreement shall be effective on the Effective Date and will, unless earlier terminated in accordance with the provisions of this Section 13, continue in effect until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and, unless a Party elects not to continue the effectiveness of this Agreement by providing at least thirty (30) days’ prior written notice before the end of the Initial Term or any Renewal Period, shall thereafter continue for successive one-year renewal periods (each, a “Renewal Period,” and together with the Initial Term, the “Term”).

b.	This Agreement may be terminated (x) by either Party for Cause at any time upon at least thirty (30) days’ prior written notice of such Cause event, (y) by either Party, without Cause, effective as of the end of the Initial Term or any Renewal Period, upon at least thirty (30) days’ prior written notice of non-renewal, or (z) by Services Provider if it becomes unlawful under any applicable law for Services Provider to perform any or all of its obligations under the Agreement, in which case Services Provider shall immediately suspend its performance of all unlawful obligations under this Agreement and, if all obligations are unlawful, shall terminate this Agreement with three (3) days’ prior written notice to Client. If this Agreement is terminated by Client for any reason during the Term other than with respect to Services Provider’s Cause or pursuant to Section 13(b)(y), or if Services Provider terminates this Agreement with respect to Client’s Cause, Client shall pay to Services Provider, as liquidated damages and not as a penalty, an amount equal to all fees and other compensation that would have accrued to Services Provider under this Agreement from the date of such termination through the end of the Term (assuming a net asset value of the Accounts as of the date of termination, plus the Assumed Return on Investments (defined below)), paid monthly throughout the Term in accordance with the payment provisions herein. The Parties acknowledge and agree that the actual damages in such event would be difficult to ascertain and that this amount represents a reasonable estimate thereof and not a penalty. Upon any termination, all obligations of Services Provider and Client shall cease, except for those that expressly survive under the terms of this Agreement. “Assumed Return on Investments” means an annualized return on investments determined by (i) taking the monthly increase in net asset value of the Account during the 12-months trailing the date of termination, then (ii) without taking into account either of the four highest performing months or the four lowest performing months, averaging the remaining four months’ increase in net asset value expressed as a percentage.

c.	For the purposes hereof, the term “Cause” means (i) with respect to Services Provider (which shall be deemed to include any Services Provider Affiliate or any natural person who is an executive officer or managing member of Services Provider for the purposes of clauses (E) or (F) below), (A) any act or omission constituting fraud, gross negligence or willful misconduct in performing its obligations under this Agreement, as determined by a court of competent jurisdiction, (B) a material breach of this Agreement, which material breach, if curable, has not been cured within fifteen (15) days of receiving notice from Client of such material breach, (C) an Act of Insolvency occurring with respect to Services Provider; provided that an Act of Insolvency shall not be deemed to occur if Services Provider, with Client’s prior written consent which shall not be unreasonably withheld, assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, (D) the dissolution of Services Provider; provided that such dissolution shall not be deemed to occur if Services Provider, with Client’s prior written consent, which shall not be unreasonably withheld, assigns its obligations under this Agreement to an affiliate that is not subject to dissolution, (E) Services Provider being convicted of, found by, or entering into a consent order, settlement agreement, or plea arrangement with, a court or governmental, regulatory or self-regulatory agency of competent jurisdiction with engaging in a felony or fraud based securities law violation or (F) a final, non-appealable finding, determination, ruling or judgment by any U.S. federal or state governmental, regulatory or self-regulatory court, tribunal or other authority that Services Provider has committed a material violation of a law, rule or regulation specifically related to Services Provider’s services hereunder that resulted in a material and adverse effect on the financial condition, business, performance or operations of Client, and (ii) with respect to Client, a material breach by Client of its obligations under this Agreement (provided, that Client shall have a cure period of fifteen (15) days following notice of breach in the case of any such breach that is susceptible of cure). Except as set forth in Section 13(b) above, in the event this Agreement is terminated for Services Provider’s Cause, Client shall, within thirty (30) days after the date of termination, make payment of any final Management Fee and Incentive Fee earned but unpaid to Services Provider by electronic funds transfer in accordance with the instructions provided to Client by Services Provider. Services Provider shall promptly (and in any event within thirty (30) days) notify Client in the event Services Provider receives a formal notice of the intention to commence an enforcement proceeding or investigation (e.g., a Wells notice) by any governmental, regulatory or self-regulatory agency that, if determined adversely, is reasonably likely to have a material impact on the business of Services Provider or its ability to perform its obligations hereunder.

d.	For the purposes hereof, “Act of Insolvency” means Services Provider (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) (A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (v) is unable to pay its debts when they come due; or (vi) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter.

e.	Subject to Section 13(c), termination shall not affect liabilities or obligations incurred or arising under this Agreement prior to such termination, which shall survive any expiration or termination of this Agreement. Upon termination, it is Client’s responsibility to monitor the Account Assets and, except as requested by Client to assist Client with transitioning the Account Asset to one or more new providers, it is understood and acknowledged that Services Provider will have no further obligation to act or advise with respect to those Account Assets.

f.	Notwithstanding anything to the contrary in the foregoing, if Services Provider becomes subject of a legal or regulatory order, including without limitation, this Agreement being deemed to be an advisory agreement under the Advisers Act Rule 206(4)-2 or an analogous law, rule or regulation (an “Order”), pursuant to which Services Provider is no longer permitted to carry out its business as conducted prior to such Order, Services Provider shall notify Client promptly following the knowledge of such status change and suspend its performance of all obligations under the Agreement. The Parties will use commercially reasonable efforts to promptly amend this Agreement to become compliant with such Order or terminate the Agreement if no such amendment is possible; provided, however, that the terminating Party shall provide five (5) day prior written notice prior to any such termination resulting from an Order. Upon a termination of this Agreement resulting from an Order, Services Provider shall be entitled to receive one hundred percent (100%) of all fees and other compensation that would have reasonably accrued to Services Provider through such termination date and have not been paid.

g.	Beginning with the Effective Date and for a period of one year thereafter, Client shall allocate a minimum of ninety-five percent (95%) of the aggregate net proceeds from the Client’s current or future capital raises to the BNB Strategy or other strategy as may be permitted pursuant to the terms of this Agreement, to be exclusively managed by Services Provider (including any Services Provider Affiliate as applicable) in accordance with this Agreement. After a period of one (1) year from the Effective Date, Client agrees to allocate a minimum of ninety-five percent (95%) of all capital raises designated for the BNB Strategy, or other strategy as may be permitted pursuant to the terms of this Agreement, to be exclusively managed by Services Provider (including any Services Provider Affiliate as applicable) in accordance with this Agreement. The foregoing notwithstanding, the Parties agree that $2,250,000, first using Client’s cash on hand, shall be immediately available to Client for severance and restructuring costs and expenses, as well as up to $5,000,000 over a twenty-four (24)-month period from the Effective Date for costs and expenses to complete Client’s platform technology (i.e., the LineaRx segment) (the “Platform Expenses”) to facilitate either a royalty generating business or a sale (by any structure, whether asset sale, license, spin off or otherwise) thereof (the “Revenue/Sale Streams”), provided that such $5,000,000 shall initially be allocated to the BNB Strategy until actually needed by Client to pay for the Platform Expenses and then incrementally as the Platform Expenses arise. In addition, Client agrees that ninety-five percent (95%) of net income or net proceeds from the Revenue/Sale Streams shall be allocated to the BNB Strategy. The Parties agree that Client will maintain sufficient cash in a deposit account separate from the BNB Strategy to provide for necessary operating expenses.

14.	Electronic Delivery. Client hereby agrees and provides its consent to have Services Provider electronically deliver Account Communications, including via access to Services Provider’s electronic portal. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); Services Provider’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Account Assets. Electronic communications include e-mail delivery as well as electronically making available on Services Provider’s Internet site, if applicable. By signing this Agreement, Client consents to electronic delivery as described in the preceding three sentences. It is Client’s affirmative obligation to notify Services Provider in writing if Client’s email address changes. Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying Services Provider, in writing, of Client’s intention to do so. Neither Services Provider nor its affiliates will be liable for any interception of Account Communications. Client should note that no additional charge for electronic delivery will be assessed, but Client may incur charges from its Internet Services Provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

15.	General Provisions.

a.	Assignment. This Agreement shall be binding upon and inure to the benefit of Client, Services Provider and their respective successors and permitted assigns. No Party to this Agreement may assign all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

b.	Independent Contractor. Nothing contained herein shall create or constitute Services Provider and Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

c.	Third-Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

d.	Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

e.	Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

f.	Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

g.	Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email) or other electronic transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder. Notices via email shall be deemed given upon delivery so long as the sender does not receive an automated notice from the purported recipient’s email server than such notice cannot be delivered. In addition, notices may be given via Services Provider’s electronic portal, which notices shall be deemed given upon receipt.

If to Services Provider:

Cypress LLC

2067 Calle Espana #4

San Juan, Puerto Rico 00911

Email: ph@cypress.cv, jp@buildandbuild.co, jk@cypress.cv

Attn: Josh Kruger, JR Pasch and Patrick Horsman

With a copy (which shall not constitute notice) to:

Ruskin Moscou Faltischek PC

1425 RXR Plaza

15th Floor, East Tower

Uniondale, NY 11556

Email: sfox@rmfpc.com

Attn: Stephen E. Fox

If to Client:

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, NY 11790

Email: clay.shorrock@adnas.com

Attn: Clay Shorrock, President and Chief Legal Officer

With a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017

Email: mkraines@mwe.com, Tkornfeld@mwe.com

Attn: Merrill Kraines and Todd Kornfeld

Any such communications, notices, instructions or disclosures shall be deemed duly given on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth above at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth above on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set forth above.

h.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

i.	Submission to Jurisdiction; Consent to Service of Process. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 13(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 13(j) shall affect the right of the Parties to serve process in any manner permitted by law.

j.	Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the reasonable control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

k.	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

l.	Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

m.	Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

Applied DNA Sciences, Inc.,

By:	/s/ Beth Jantzen
Name:	Beth Jantzen
Title:	Chief Financial Officer
Date:	September 29, 2025

Cypress LLC

By:	/s/ Johnathan Pasch
Name:	Johnathan Pasch
Title:	Managing Member
Date:	September 29, 2025